Dresser-Rand Reports 4Q11 Diluted EPS of $0.90

Achieved Record New Units and Aftermarket Bookings in 2011

HOUSTON, Feb. 29, 2012 /PRNewswire/ --

Results Summary ($ in millions, except per share data):
	Fourth Quarter		Year
	(Unaudited)
	2011	2010	2011	2010
Total revenues	$738.0	$537.2	$2,311.6	$1,953.6
Income from operations	$127.5	$69.9	$257.1	$262.5
Interest expense, net	($17.0)	($8.2)	($61.7)	($33.0)
Early redemption premium on debt	$0.0	$0.0	($10.1)	$0.0
Other (expense) income, net	($4.3)	$0.4	($3.0)	($13.8)
Income before income taxes	$106.2	$62.1	$182.3	$215.7
Net income attributable to Dresser-Rand	$68.7	$51.9	$119.7	$146.7
Diluted EPS	$0.90	$0.64	$1.53	$1.80
Shares used to compute diluted EPS (000)	75,903	80,727	78,319	81,545
Other information:
Total bookings	$561.8	$753.4	$2,858.6	$2,236.4
Total backlog	$2,552.6	$1,964.6	$2,552.6	$1,964.6

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $68.7 million, or $0.90 per diluted share, for the fourth quarter 2011, which compares with net income of $51.9 million, or $0.64 per diluted share, for the fourth quarter 2010. Net income was $119.7 million, or $1.53 per diluted share, for 2011, which compares with net income of $146.7 million, or $1.80 per diluted share, for 2010.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "Our fourth quarter operating income of $127.5 million was close to a record level and is consistent with the results outlined in the Company's February 3, 2012 earnings pre-release. As disclosed, the vast majority of the shortfall from previous guidance is related to issues from our supply base, primarily in the area of finished purchased goods, such as motors and generators. We have taken steps to correct the issues that caused the majority of the shipment delays. Based on a detailed review of the individual projects, we believe that these issues, which will be discussed in further detail during our year-end earnings conference call, are transitory and will be resolved within 2012.

"Along with the strong operating margins for both the quarter and full year, we are also pleased with the record levels of both new unit and aftermarket bookings for 2011," said Volpe. "We achieved a 24% increase over last year's new unit bookings. In our traditional markets, the upstream part of the business, associated with oil production, was the most vibrant. The main driver for our success in the segment is directly linked to our technology and our ability to provide innovative solutions and value that differentiate us from our competitors. In the aftermarket segment, the overall bookings for 2011 were up approximately 32% over 2010. This was despite the somewhat sluggish recovery in the downstream sector of the US and, more significantly, Western Europe in general, and the unrest in the Middle East, especially Libya.

"As we enter 2012, given the record level backlog and our expectation for 2012 bookings to be higher than 2011, we are enthusiastic about this being a year in which operating earnings should increase by approximately 40% to 65% from 2011."

Total revenues for the fourth quarter 2011 of $738.0 million increased $200.8 million or 37% compared with $537.2 million for the fourth quarter 2010. Total revenues for 2011 of $2,311.6 million increased $358.0 million or 18% compared with revenues of $1,953.6 million for 2010. Revenues increased principally as a result of the Guascor acquisition. Guascor contributed revenues of approximately $143.5 million and $318.2 million for the fourth quarter and full year 2011, respectively. Other factors contributing to the increase are mentioned in the individual segment discussions below.

Operating income for the fourth quarter 2011 was $127.5 million. This compares to operating income of $69.9 million for the fourth quarter 2010. Fourth quarter 2011 operating income increased from the year ago quarter principally from the benefits of operating leverage resulting from higher volume and the acquisition of Guascor.

Operating income for 2011 was $257.1 million compared with $262.5 million for 2010. Operating income decreased from last year due to a number of adverse impacts, including lower new unit margins, Guascor's non-recurring integration and transaction-related expenses and the political instability in the Middle East and North Africa. The non-recurring Guascor integration and transaction-related expenses totaled approximately $16.3 million. The political instability in the Middle East and North Africa adversely affected 2011 by approximately $12.3 million compared to 2010.

Net income for the fourth quarter 2011 of $68.7 million compares to $51.9 million for the corresponding period in 2010. The increase is principally due to the factors discussed above, partially offset by higher interest expense and higher income taxes in 2011. Net income for the fourth quarter 2010 reflects an effective tax rate of 16.4% reflecting foreign tax credits associated with foreign sourced dividends.

Net income for 2011 of $119.7 million compares to $146.7 million for 2010. The decrease is principally attributable to the factors mentioned above, higher interest expense, a pre-tax early redemption premium of $10.1 million resulting from the cash tender offer in connection with the repurchase of the Company's previously outstanding 7 3/8% Senior Subordinated Notes and a higher effective income tax rate.

The effective tax rate for 2011 was 34.2% compared to 32.0% for 2010. The increase in the effective tax rate from 2010 was principally due to a less favorable mix of U.S. earnings versus foreign earnings. Additionally, included in the effective tax rate in the fourth quarter of 2010 is a provision for dividends of 2010 foreign earnings. For the year ended December 31, 2010, the foreign tax credits associated with these dividends created a net benefit to our effective tax rate of approximately 3.1% and the devaluation of the Venezuelan bolivar previously disclosed partially offset this impact by approximately 2.4 percentage points for the year ended December 31, 2010.

Bookings for the fourth quarter 2011 of $561.8 million were $191.6 million or 25% lower than the $753.4 million booked in the fourth quarter 2010. Bookings for 2011 of $2,858.6 million were $622.2 million or 28% higher than the $2,236.4 million booked in 2010. Guascor's bookings in the fourth quarter and full year 2011 were $88.6 million and $295.7 million, respectively. A notable contract in 2011 was the Petrobras award totaling more than $700 million to supply all turbo compressors for the 8 "replicant" FPSOs destined for the Lula and Guara fields offshore Brazil. The amounts booked in 2011 include approximately $400 million in new units and $60 million in aftermarket services that were booked in the third quarter 2011.

The backlog at the end of December 2011 of $2,552.6 million was 30% higher than the $1,964.6 million backlog at the end of December 2010.

New Units Segment

New unit revenues for the fourth quarter 2011 of $343.2 million increased $87.9 million or 34% compared with $255.3 million for the fourth quarter 2010. New unit revenues for 2011 of $1,082.2 million increased $122.8 million or 13% compared with $959.4 million for 2010. Revenues increased principally as a result of the Guascor acquisition. Guascor's new unit revenues for the fourth quarter and full year 2011 were $66.0 million and $122.0 million, respectively.

New unit operating income for the fourth quarter 2011 of $44.5 million compares with operating income of $28.0 million for the fourth quarter 2010. The increase in this segment's operating results was primarily attributable to higher revenues. This segment's operating margin was 13.0% compared with 11.0% for the fourth quarter 2010. The increase in operating margin from the corresponding period in 2010 was principally attributable to the acquisition of Guascor and the benefits of operating leverage resulting from higher volume.

New unit operating income was $109.5 million for 2011 compared to $129.7 million for 2010. This segment's operating margin for 2011 was 10.1% compared with 13.5% for 2010. The decreases in this segment's operating income and margin from 2010 were principally due to cost inflation, an unfavorable mix of projects, and incremental step-up amortization on short-lived intangible assets in connection with the acquisition of Guascor, which were fully amortized by the end of the third quarter. Adjusting for the impact of purchase accounting adjustments for short-lived intangibles in connection with the Guascor acquisition, this segment's operating margin for 2011 would have been 11.2% compared with 13.5% for 2010.

New unit bookings for the fourth quarter 2011 of $226.1 million compare to $480.3 million booked during the corresponding period in 2010. The decrease in bookings reflects the variability of bookings, client subjectivity in placing orders and the timing of large orders. For example, fourth quarter 2010 new unit bookings included more than $250 million in advanced turbomachinery for five major offshore projects.

New unit bookings for 2011, of $1,500.3 million were 24% higher than the bookings for 2010 of $1,210.4 million. The increase reflects the continuing recovery in the Company's served markets and the Guascor acquisition.

The backlog at December 31, 2011 of $2,075.2 million was 29% higher than the $1,610.8 million backlog at December 31, 2010.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the fourth quarter 2011 of $394.8 million increased $112.9 million or 40% compared with $281.9 million for the fourth quarter 2010. Aftermarket parts and services revenues for 2011 of $1,229.4 million increased $235.2 million or 24% compared with $994.2 million for 2010. Revenues increased principally due to the Guascor acquisition and price increases on parts and services, which were partially offset by lower volumes in the Middle East, principally Libya. Guascor's aftermarket revenues for the fourth quarter and full year 2011 were $77.5 million and $196.2 million, respectively.

Aftermarket operating income for fourth quarter 2011 of $108.3 million compares with $68.3 million for the fourth quarter 2010. This segment's operating margin for the fourth quarter 2011 of 27.4% compares with 24.2% for the fourth quarter 2010. The increase in this segment's operating results was primarily attributable to higher revenues. The increase in operating margin reflects the benefits of operating leverage as a result of higher volumes partially offset by a less favorable mix.

Aftermarket operating income for 2011 of $252.0 million compares with $227.5 million for 2010. This segment's operating margin for 2011 of approximately 20.5% compares with 22.9% for 2010. The decrease in operating margin was mainly due to a less favorable mix within the aftermarket segment resulting principally from the acquisition of Guascor.

Aftermarket bookings for the fourth quarter 2011 of $335.7 million were 23% higher than bookings for the corresponding period in 2010 of $273.1 million. Bookings for 2011 of $1,358.3 million were 32% higher than bookings for 2010 of $1,026.0 million. While aftermarket bookings increased in 2011, they were affected adversely by the unrest in the Middle East, principally Libya, and reduced maintenance spending by our clients in the Western European downstream markets.

The backlog at December 31, 2011 was $477.4 million and compares with a backlog of $353.8 million at December 31, 2010.

Liquidity and Capital Resources

As of December 31, 2011, unrestricted cash and cash equivalents totaled $128.2 million and borrowing availability under the Company's $700 million senior secured credit facility was $300.0 million, as $197.8 million was used for outstanding letters of credit and $202.2 million of borrowings was outstanding under the revolving credit facility. In addition to the aforementioned letters of credit, $135.1 million of letters of credit and bank guarantees were outstanding under uncommitted lines of credit at the end of 2011.

In 2011, cash provided by operating activities was $108.1 million, which compares with $375.6 million in 2010. The decrease of $267.5 million in net cash provided by operating activities was principally due to changes in working capital, higher pension contributions and lower net income.

Net cash used in investing activities was $346.0 million for 2011 and compares to $106.1 million for 2010. Cash used in investing activities in 2011 includes capital expenditures of $50.8 million and the acquisition of Guascor, which closed on May 4, 2011. In connection with the Guascor acquisition, the Company paid approximately $304.9 million in cash ($283.5 million net of cash acquired) and delivered 5,033,172 shares of Dresser-Rand common stock at the closing.

During 2011, the Company refinanced its unsecured senior subordinated notes, initiated and completed three separate Accelerated Stock Buyback programs totaling $505.0 million and entered into a $1.1 billion, 5 year, senior secured credit facility comprised of a $700.0 million revolving credit facility and a $400.0 million term loan facility.

As of December 31, 2011, total debt was $1,027.2 million and total debt net of cash and cash equivalents and restricted cash was approximately $869.5 million.

Outlook

At December 31, 2011, 61% of the backlog of $2,552.6 million was scheduled to ship in 2012.

For 2012, bookings for new units and aftermarket parts and services are expected to be in the range of $1.7 to $1.9 billion and $1.4 to 1.6 billion, respectively. It should be noted that by maintaining bookings guidance for 2012 in light of an approximate 10% increase in the value of the US dollar, these ranges effectively represent an increase from previous guidance of approximately 5.0% for new units and 3.5% for aftermarket. This is due to the large percentage of non-US dollar denominated bookings, especially EURO based orders against a backdrop of a strengthened US dollar.

The Company reiterates its guidance for 2012 operating income to be in the range of $360 million to $420 million, with new unit segment operating margins in low double digits and aftermarket segment margins in the range of 22% to 24%. The Company expects its full year 2012 interest expense to be in the range of $60 million to $65 million and its effective tax rate to be approximately 33 to 35%.

The Company expects first quarter 2012 operating income to be in the range of 10 to 12% of the total year.

Conference Call

The Company will discuss its fourth quarter 2011 results at its conference call on Thursday, March 1, 2012. A webcast presentation will be accessible live at 9:00 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 427-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 (noon) Eastern Time on March 1, 2012, through 11:59 p.m. Eastern Time on March 8, 2012. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (800) 585-8367 in the U.S. and (404) 537-3406 from outside the U.S. and referencing conference ID 54406351.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 45 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates," "believes," "expects," "intends," "appears," "outlook," and similar expressions identify such forward-looking statements. Although the company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following: economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to comply with local content requirements; delivery delays by certain third party suppliers of large equipment; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
($ in Millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Net sales of products	$ 521.5	$ 398.2	$ 1,639.8	$ 1,483.5
Net sales of services	216.5	139.0	671.8	470.1
Total revenues	738.0	537.2	2,311.6	1,953.6
Cost of products sold	360.9	281.1	1,184.4	1,029.7
Cost of services sold	144.3	100.1	477.9	337.0
Total cost of sales	505.2	381.2	1,662.3	1,366.7
Gross profit	232.8	156.0	649.3	586.9
Selling and administrative expenses	98.4	81.5	364.6	300.5
Research and development expenses	6.9	4.6	27.6	23.9
Income from operations	127.5	69.9	257.1	262.5
Interest expense, net	(17.0)	(8.2)	(61.7)	(33.0)
Early redemption premium on debt	-	-	(10.1)	-
Other (expense) income, net	(4.3)	0.4	(3.0)	(13.8)
Income before income taxes	106.2	62.1	182.3	215.7
Provision for income taxes	36.5	10.2	62.4	69.0
Net income	69.7	51.9	119.9	146.7
Net income attributable to noncontrolling interest	(1.0)	-	(0.2)	-
Net income attributable to Dresser-Rand	$ 68.7	$ 51.9	$ 119.7	$ 146.7
Net income per share
Basic	$ 0.92	$ 0.65	$ 1.54	$ 1.81
Diluted	$ 0.90	$ 0.64	$ 1.53	$ 1.80
Weighted average shares outstanding - (in thousands)
Basic	75,034	79,984	77,532	80,998
Diluted	75,903	80,727	78,319	81,545

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
($ in Millions)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Revenues
New units	$ 343.2	$ 255.3	$ 1,082.2	$ 959.4
Aftermarket parts and services	394.8	281.9	1,229.4	994.2
Total revenues	$ 738.0	$ 537.2	$ 2,311.6	$ 1,953.6
Gross profit
New units	$ 76.4	$ 51.5	$ 216.4	$ 216.2
Aftermarket parts and services	156.4	104.5	432.9	370.7
Total gross profit	$ 232.8	$ 156.0	$ 649.3	$ 586.9
Operating income
New units	$ 44.5	$ 28.0	$ 109.5	$ 129.7
Aftermarket parts and services	108.3	68.3	252.0	227.5
Unallocated	(25.3)	(26.4)	(104.4)	(94.7)
Total operating income	$ 127.5	$ 69.9	$ 257.1	$ 262.5
Bookings
New units	$ 226.1	$ 480.3	$ 1,500.3	$ 1,210.4
Aftermarket parts and services	335.7	273.1	1,358.3	1,026.0
Total bookings	$ 561.8	$ 753.4	$ 2,858.6	$ 2,236.4
Backlog - ending
New units	$ 2,075.2	$ 1,610.8	$ 2,075.2	$ 1,610.8
Aftermarket parts and services	477.4	353.8	477.4	353.8
Total backlog	$ 2,552.6	$ 1,964.6	$ 2,552.6	$ 1,964.6

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2011	2010
	($ in millions)
Assets
Current assets
Cash and cash equivalents	$ 128.2	$ 420.8
Restricted cash	29.5	-
Accounts receivable, less allowance for losses of $9.3 at 2011 and $11.4 at 2010	476.9	303.5
Inventories, net	409.0	291.6
Prepaid expenses and other	67.1	36.5
Deferred income taxes, net	40.3	31.8
Total current assets	1,151.0	1,084.2
Property, plant and equipment, net	466.1	278.1
Goodwill	851.3	487.1
Intangible assets, net	499.0	426.0
Deferred income taxes	11.1	9.6
Other assets	63.9	29.3
Total assets	$ 3,042.4	$ 2,314.3

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 595.4	$ 401.4
Customer advance payments	272.2	253.6
Accrued income taxes payable	19.9	14.1
Current portion of long-term debt	39.3	-
Total current liabilities	926.8	669.1
Deferred income taxes	44.5	35.5
Postemployment and other employee benefit liabilities	135.9	109.0
Long-term debt	987.9	370.0
Other noncurrent liabilities	75.4	43.4
Total liabilities	2,170.5	1,227.0
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 75,363,784 and 80,436,896 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	105.2	341.9
Retained earnings	904.5	784.8
Accumulated other comprehensive loss	(138.8)	(40.2)
Total Dresser-Rand stockholders' equity	871.7	1,087.3
Noncontrolling interest	0.2	-
Total stockholders' equity	871.9	1,087.3
Total liabilities and stockholders' equity	$ 3,042.4	$ 2,314.3

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	($ in millions)
Cash flows from operating activities
Net income	$ 119.9	$ 146.7	$ 210.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	80.4	52.2	51.5
Deferred income taxes	20.3	2.0	(7.0)
Stock-based compensation	14.7	14.1	11.0
Excess tax benefits from share-based compensation	(4.4)	(0.8)	-
Amortization of debt financing costs	11.7	3.2	3.2
Provision for losses on inventory	(0.6)	4.2	6.7
Plan settlement / curtailment amendment	-	-	(0.2)
Loss on sale of property, plant and equipment	0.7	1.5	2.2
Net loss from equity investments	2.6	0.2	1.2
Working capital and other, net of acquisitions
Accounts receivable	(106.5)	(7.7)	82.1
Inventories	(85.2)	53.9	(20.7)
Accounts payable and accruals	81.6	18.5	(55.3)
Customer advances	18.5	91.5	(121.5)
Other	(45.6)	(3.9)	(34.2)
Net cash provided by operating activities	108.1	375.6	129.8
Cash flows from investing activities
Capital expenditures	(50.8)	(32.5)	(41.1)
Proceeds from sales of property, plant and equipment	0.5	0.3	1.2
Acquisitions, net of cash acquired	(283.5)	(68.9)	(12.7)
Other investments	(14.7)	(5.0)	(10.0)
Decrease in restricted cash balances	2.5	-	-
Net cash used in investing activities	(346.0)	(106.1)	(62.6)
Cash flows from financing activities
Proceeds from exercise of stock options	5.9	1.4	2.1
Proceeds from borrowings	1,490.1	-	-
Excess tax benefits from share-based compensation	4.4	0.8	-
Repurchase of common stock	(505.0)	(70.5)	-
Payments for debt financing costs	(16.1)	-	-
Repayments of debt	(1,032.6)	-	(0.2)
Net cash used in financing activities	(53.3)	(68.3)	1.9
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(3.6)	7.0
Net (decrease) increase in cash and cash equivalents	(292.6)	197.6	76.1
Cash and cash equivalents, beginning of the period	420.8	223.2	147.1
Cash and cash equivalents, end of period	$ 128.2	$ 420.8	$ 223.2

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)

(1)	Net Debt:

		December 31,	December 31,
		2011	2010
		($ in millions)
Components of net debt
	Cash, cash equivalents and restricted cash	$ 157.7	$ 420.8
	Current portion of long-term debt	(39.3)	-
	Long-term debt	(987.9)	(370.0)
	Net debt	$ (869.5)	$ 50.8

Net debt is defined as total debt minus cash and cash equivalents. The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

(2)	New Unit Segment Income from Operations, as Adjusted:

		Year Ended
		December 31,
		2011
		($ in millions)
Components of new unit segment income from operations, as adjusted
	Revenues	$ 1,082.2
	Income from operations	109.5
	Non-recurring amortization associated with fair value adjustments
	to inventory and backlog	11.3
	New unit segment income from operations, as adjusted	$ 120.8

	Percentage of new unit segment income from operations, as
	adjusted, to new unit revenues	11.2%

New unit segment income from operations, as adjusted, is defined as new unit income from operations plus non-recurring amortization associated with business combination fair value adjustments to inventory and backlog.

CONTACT: Blaise Derrico, Director, Investor Relations, +1-713-973-5497